Exhibit 3.1

REGISTERED OFFICE CERTIFICATE

OF

SILEXION THERAPEUTICS CORP

Cricket Square, Hutchins Drive

P.O. Box 2681

Grand Cayman KY1-1111

Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Registered Office of Silexion Therapeutics Corp (the “Company”) DO HEREBY CERTIFY that the following is a true extract of the ordinary resolution passed at the extraordinary general meeting by the shareholders of the Company dated 26 October 2026, effective 10 November 2026 and that such resolution has not been modified.

“Reverse Share Split Proposal

RESOLVED, as an ordinary resolution, that, subject to the determination, confirmation and approval of the board of directors of the Company that this resolution is an effective means of maintaining compliance with the minimum bid price requirement for the continued listing of the ordinary shares of the Company on the Nasdaq Capital Market, the authorized share capital of the Company (after increase pursuant to the adoption of the Authorized Share Capital Increase Proposal at the Meeting) be consolidated as follows:

from US$69,646,500 divided into 515,900,000 ordinary shares of a par value of US$0.135 each,

to US$69,646,500 divided into 21,495,833 ordinary shares of a par value of US$3.24 each by

(a) the consolidation of all issued ordinary shares (as of October 26, 2026, 14,473,292 issued shares) of a par value of US$0.135 into issued ordinary shares (based on the number of issued shares as of October 26, 2026, 603,054 issued ordinary shares) of a par value of US$3.24, and

(b) the consolidation of all unissued ordinary shares (as of October 26, 2026, as adjusted to reflect the adoption of the Authorized Share Capital Increase Proposal, 501,426,708 unissued shares) of a par value of US$0.135 into unissued ordinary shares (as of October 26, 2026, and following the adoption of the Authorized Share Capital Increase Proposal, 20,892,779 unissued shares) of a par value of US$3.24.”

/s/ Carrie Bunton

Carrie Bunton

for and on behalf of

Conyers Trust Company (Cayman) Limited

Registered Office

Dated this 10th day of November 2026